Exhibit 4.33.2

DATED 18 March 2010

AMENDMENT AGREEMENT

between

CEMEX, S.A.B. de C.V.

acting for itself and as agent on behalf of each Obligor

and

CITIBANK INTERNATIONAL PLC

acting for itself and as Administrative Agent on behalf of the Finance Parties

RELATING TO THE FINANCING AGREEMENT

DATED 14 AUGUST 2009

(AS AMENDED FROM TIME TO TIME)

Slaughter and May

One Bunhill Row

London EC1Y 8YY

(RWB/RYZS/LMK)

THIS AGREEMENT is dated [    ] March 2010 and made between:

(1)	CEMEX, S.A.B. de C.V. (the “Parent”) (for itself and, in accordance with Clause 34.7 and 38.1(c), on behalf of each Obligor); and

(2)	CITIBANK INTERNATIONAL PLC, for itself and as administrative agent of the Finance Parties under the Financing Agreement (the “Administrative Agent”).

IT IS AGREED as follows:

1.	Definitions and Interpretation

1.1	Definitions

In this Agreement:

“Financing Agreement” means the financing agreement dated 14 August 2009 (as amended from time to time) and made between (amongst others) (1) CEMEX, S.A.B. de C.V.; (2) the financial institutions and noteholders named therein in their capacity as Participating Creditors; (3) Citibank International plc, acting as Administrative Agent; and (4) Wilmington Trust (London) Limited, acting as Security Agent.

1.2	Incorporation of defined terms

(A)	Unless a contrary indication appears, a term defined in the Financing Agreement has the same meaning in this Agreement.

(B)	The principles of construction set out in the Financing Agreement shall have effect as if set out in this Agreement.

1.3	Clauses

In this Agreement:

(A)	any reference to a “Schedule” is, unless the context otherwise requires, a reference to a Schedule to the Financing Agreement; and

(B)	any reference to a “Clause” is to a Clause of the Financing Agreement.

1.4	Third party rights

Except as otherwise expressly provided in a Finance Document, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

1.5	Designation

In accordance with the Financing Agreement, the Parent and the Administrative Agent designate this Agreement as a New Finance Document.

2.	Amendment

The Financing Agreement shall be amended as set out in each Part of the Schedule (Amendments to Financing Agreement) to this Agreement. All such amendments will have effect from the date of this Agreement other than the provisions contained in Part 5 of the Schedule (Permitted Joint Venture Amendment) to this Agreement which shall have effect retroactively from 1 January, 2010.

3.	Representations

The Repeating Representations are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on the date of this Agreement.

4.	Continuity, Guarantee confirmation, No novation and Further assurance

4.1	Continuing obligations

The provisions of the Financing Agreement and the other Finance Documents shall, save as amended by this Agreement, continue in full force and effect.

4.2	Guarantee confirmation

The Parent (acting on behalf of each of the Guarantors) hereby confirms for the benefit of the Finance Parties that, notwithstanding any amendments which may be made to the Financing Agreement pursuant to this Agreement, the guarantee and indemnity obligations undertaken by each of the Guarantors pursuant to Clause 20 (Guarantee and indemnity) shall remain in full force and effect.

4.3	No novation

The amendment of the Financing Agreement does not constitute a novation of the obligations of the parties thereto.

4.4	Further assurance

The Parent shall, at the request of the Administrative Agent and at its own expense, do all such acts and things necessary or desirable to give effect to the amendments effected or to be effected pursuant to this Agreement.

5.	Costs and Expenses

The Parent shall within fifteen days of receipt of demand pay (or procure to be paid) the Administrative Agent the amount of all legal fees reasonably incurred by the Administrative Agent in connection with the negotiation, preparation, printing and execution of this Agreement.

6.	Consent of the Majority Participating Creditors

Pursuant to Clause 38.1 (Amendments and waivers), the Administrative Agent, by its signature to this Agreement, hereby confirms that it has received the consent of the Majority Participating Creditors to the amendments to the Financing Agreement as set out in clause 2 (Amendment) of this Agreement and has been authorised by them to execute this Agreement on their behalf.

7.	Miscellaneous

7.1	Incorporation of terms

The provisions of Clause 34 (Notices), Clause 36 (Partial Invalidity), Clause 37 (Remedies and Waivers) and Clause 41 (Enforcement) shall be incorporated into this Agreement as if set out in full in this Agreement and as if references in those clauses to “this Agreement” or “the New Finance Documents” or “any New Finance Document” are references to this Agreement.

7.2	Counterparts

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

8.	Governing Law

This Agreement and all non-contractual obligations arising from or connected with it are governed by English law.

Schedule

Amendments to Financing Agreement

Part 1

Timing of Application of Proceeds Amendment

The definition of “Excluded Fundraising Proceeds” in Clause 13.1 (Disposal, Permitted Fundraising and Permitted Securitisation Proceeds and Excess Cashflow) shall be amended by deleting the word “upon” in each of paragraphs (i) and (ii) and replacing it with the words “as soon as reasonably practicable (and in any event within 90 days) following”.

Part 2

Certificados Bursatiles Reserve Amendment

(I)	The definition of “Permitted Payment” in Clause 1.1 (Definitions) shall be amended as follows:

(A)	to amend paragraph (f) by deleting the current paragraph and replacing it with the following:

“(f)

any prepayment of Existing Financial Indebtedness or Permitted Financial Indebtedness arising under paragraph (f)(i) or (f)(ii) of the definition thereof as a result of (x) a change of control or (y) unlawfulness affecting a Creditor, in each case in respect of such Existing Financial Indebtedness or such Permitted Financial Indebtedness; and”

(B)	to insert the following new paragraph (g) in the definition:

“(g)

a principal prepayment or early redemption in respect of any Relevant Existing Financial Indebtedness from the proceeds applied in accordance with paragraph (v) of the definition of Excluded Fundraising Proceeds,”.

(II)	The following new definitions shall be inserted in alphabetical order in paragraph (a) of Clause 13.1 (Disposal, Permitted Fundraising and Permitted Securitisation Proceeds and Excess Cashflow):

““CB Reserve” means the reserve created by the Parent or any of its Subsidiaries for the purposes of holding the proceeds of any Permitted Fundraising that, as set out in the relevant CB Reserve Certificate, are to be applied in accordance with Clause 13.3 (Mandatory prepayments: Certificados Bursatiles Reserve).”

““CB Reserve Certificate” means a certificate signed by a Responsible Officer of the Parent setting out, with respect to a Permitted Fundraising the net cash proceeds of which are to be applied in accordance with Clause 13.3 (Mandatory prepayments: Certificados Bursatiles Reserve):

(i)

the amount of proceeds from the relevant Permitted Fundraising that the Parent wishes to be applied to the CB Reserve (such amount to not exceed the aggregate amount of the Relevant Existing Financial Indebtedness that is due to mature within the Relevant Prepayment Period to which it applies); and

(ii)

specific details of the Relevant Existing Financial Indebtedness to which any amounts are designated by the Parent to be applied including the total aggregate amount of such Relevant Existing Financial Indebtedness and the date on which such Relevant Existing Financial Indebtedness matures.”

““Relevant Existing Financial Indebtedness” means any Existing Financial Indebtedness set out in:

(i)	paragraph (a) of the definition of Existing Financial Indebtedness to the extent that it relates to Part I.C (Mexican Public Debt Instruments) of Schedule 10 (Existing Financial Indebtedness); and/or

(ii)

paragraph (b) of the definition of Existing Financial Indebtedness to the extent it relates to Part II.A (Short Term Certificados Bursatiles) of Schedule 10 (Existing Financial Indebtedness) and any Short-Term Certificados Bursatiles that replace or refinance such Existing Financial Indebtedness.”

““Relevant Prepayment Period” means:

(i)

where the proceeds of a Permitted Fundraising are received by a member of the Group before (and including) 30 September 2010, the period commencing on the date of receipt of such proceeds and ending on the date falling 364 days thereafter;

(ii)

where the proceeds of a Permitted Fundraising are received by a member of the Group after (but not including) 30 September 2010 but before (and including) 31 March 2011, the period commencing on the date of receipt of such proceeds and ending on 30 September 2011; or

(iii)

where the proceeds of a Permitted Fundraising are received by a member of the Group after (but not including) 31 March 2011, the period commencing on the date of receipt of such proceeds and ending on the date falling 180 days thereafter.”.

(III)

The definition of “Excluded Fundraising Proceeds” in paragraph (a) of Clause 13.1 (Disposal, Permitted Fundraising and Permitted Securitisation Proceeds and Excess Cashflow) shall be amended by inserting the following new paragraph:

“(v)

a Permitted Fundraising falling within paragraph (c) of that definition provided that any Relevant Existing Financial Indebtedness due to mature within the particular Relevant Prepayment Period and the proceeds of such Permitted Fundraising are to be applied in accordance with Clause 13.3 (Mandatory prepayments: Certificados Bursatiles Reserve);”.

(IV)

The definition of “Cash Maintenance Threshold” in paragraph (a) of Clause 13.1 (Disposal, Permitted Fundraising and Permitted Securitisation Proceeds and Excess Cashflow) shall be amended by inserting after the words “are prepaid” the following:

“(or would have been required to be prepaid if such Permitted Fundraising Proceeds were not Excluded Fundraising Proceeds)”.

(V)	The definition of “Month End Cash in Hand” in paragraph (a) of Clause 13.1 (Disposal, Permitted Fundraising and Permitted Securitisation Proceeds and Excess Cashflow) shall be amended as follows:

(A)	by inserting after the words “are prepaid” the following:

“(or would have been required to be prepaid if such Permitted Fundraising Proceeds were not Excluded Fundraising Proceeds)”; and

(B)	by inserting the following sentence at the end of the definition:

“For the avoidance of doubt, the cash in hand of the Parent shall not include any of the following amounts for the period in which they are being held by the Parent pending application in accordance with the terms of this Agreement: (a) Disposal Proceeds; (b) Permitted Fundraising Proceeds; and (c) Excluded Fundraising Proceeds falling within paragraphs (i), (ii), (v) and (vi) of the definition thereof.”.

(VI)

Sub-paragraph (b)(ii) of Clause 13.1 (Disposal, Permitted Fundraising and Permitted Securitisation Proceeds and Excess Cashflow) shall be amended by inserting the following at the start of such sub-paragraph:

“subject to Clause 13.3 (Mandatory prepayments: Certificados Bursatiles Reserve) and Clause 13.4 (Mandatory prepayments: Subordinated Optional Convertible Securities Issuance),”.

(VII)

Paragraph (a) of Clause 13.2 (Application of mandatory prepayments) shall be amended by inserting the words “, Clause 13.3 (Mandatory prepayments: Certificados Bursatiles Reserve) or Clause 13.4 (Mandatory prepayments: Subordinated Optional Convertible Securities Issuance)” after the words “Excess Cashflow)”.

(VIII)	A new Clause 13.3 shall be inserted into the Financing Agreement as follows:

“13.3	Mandatory prepayments: Certificados Bursatiles Reserve

(a)

In circumstances where a Permitted Fundraising falling within paragraph (c) of that definition occurs (which may, for the avoidance of doubt, include a fundraising the proceeds of which are applied in accordance with this Clause 13.3) and any Relevant Existing Financial Indebtedness is due to mature within the particular Relevant Prepayment Period, the Parent shall ensure that any Permitted Fundraising Proceeds (but not excluding, for the purposes of this Clause, Excluded Fundraising Proceeds falling within paragraphs (v) and (vi) (to the extent applicable) of the definition of Excluded Fundraising Proceeds) received by any member of the Group from such Permitted Fundraising, shall be applied as follows:

(i)	first, to replenish the cash in hand position of the Parent by deducting and retaining from any such proceeds the amount equal to any Shortfall;

(ii)	then, as to the remaining proceeds (if any):

(A)

if, during the Relevant Prepayment Period, there is an outstanding Repayment Instalment scheduled to fall due prior to the maturity of any Relevant Existing Financial Indebtedness in that Relevant Prepayment Period, such proceeds shall first be applied in or towards prepayment of that Repayment Instalment to the Participating Creditors (in whole or in part), within 30 days of receipt of those proceeds. Any further remaining proceeds may then be designated by the Parent, by the issue of a CB Reserve Certificate, to be held in the CB Reserve for the purposes of repaying, prepaying or early redeeming any Relevant Existing Financial Indebtedness due to mature within that Relevant Prepayment Period; or

(B)

if, during the Relevant Prepayment Period, any Relevant Existing Financial Indebtedness is due to mature prior to the date of an outstanding Repayment Instalment in that Relevant Prepayment Period, an amount of the proceeds may be designated by the Parent, by the issue of a CB Reserve Certificate, to be held in the CB Reserve for the purposes of repaying, prepaying or early redeeming that Relevant Existing Financial Indebtedness. Any further remaining proceeds shall be applied in or towards prepayment of such outstanding Repayment Instalment scheduled to fall due during that Relevant Prepayment Period (in whole or in part), within 30 days of receipt of such proceeds. To the extent there is any additional Relevant Existing Financial Indebtedness due to mature after the date of such Repayment Instalment but before the end of the Relevant Prepayment Period, an amount of such proceeds following prepayment of that Repayment Instalment may be designated by the Parent, by the issue of a CB Reserve Certificate, to be held in the CB Reserve for the purposes of repaying, prepaying or early redeeming such additional Relevant Existing Financial Indebtedness due to mature within that Relevant Prepayment Period;

(iii)

if any such Permitted Fundraising Proceeds remain following prepayment and/or designation in accordance with sub-paragraphs (ii)(A) or (ii)(B) above, such remaining proceeds shall be applied in or towards prepayment of the Exposures of the Participating Creditors within 30 days of receipt of such proceeds; and

(iv)

if any such Permitted Fundraising Proceeds are not actually applied to repay, prepay or early redeem Relevant Existing Financial Indebtedness as set out in any CB Reserve Certificate, then those proceeds not so applied shall be applied in or towards prepayment of the Exposures of the Participating Creditors as soon as reasonably practicable (and, in any event, within 10 Business Days) from the originally scheduled maturity date of the Relevant Existing Financial Indebtedness as set out in the CB Reserve Certificate.

(b)

The Parent shall, if any such Permitted Fundraising Proceeds are to be designated to repay, prepay or early redeem any Relevant Existing Financial Indebtedness in accordance with paragraph (a) above, provide the CB Reserve Certificate to the Administrative Agent (for distribution to the Participating Creditors) as soon as reasonably practicable following calculation of the Month End Cash in Hand and, in any event, within 30 days of receipt of such proceeds.”

(IX)	The definition of “Debt” contained in Clause 23.1 (Financial definitions) shall be amended by deleting the current paragraph and replacing it with the following:

““Debt” of any person means, without duplication, (i) all obligations of such person for borrowed money, (ii) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments, including the perpetual bonds, (iii) the aggregate net mark-to-market of Treasury Transactions (except to the extent such exposure is cash collateralised to the extent permitted under the Finance Documents) of such person but excluding Treasury Transactions relating to the rate or price of energy or any commodity, (iv) all obligations of such person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of Trading, (v) all obligations of such person as lessee under Capital Leases, (vi) all Debt of others secured by Security on any asset of such person, up to the value of such asset, (vii) all obligations of such Person with respect to product invoices incurred in connection with export financing, (viii) all obligations of such person under repurchase agreements for the stock issued by such person or another person, (ix) all obligations of such person in respect of Inventory Financing permitted under paragraph (e) of the definition of Permitted Financial Indebtedness and (x) all guarantees of such person in respect of any of the foregoing provided, however, that for the purposes of calculating the Consolidated Funded Debt element of the Consolidated Leverage Ratio, (a) Relevant Convertible/Exchangeable Obligations shall be excluded from each of the foregoing paragraphs (i) to (x) inclusive (provided that, in the case of outstanding Financial Indebtedness under any Subordinated Optional Convertible Securities (1) only the principal amount thereof shall be excluded and (2) such exclusion shall apply only for so long as such amounts remain subordinated in accordance with the terms of that definition) and (b) amounts falling within paragraph (v) of the definition of Excluded Fundraising Proceeds, for the period in which they are held by the Parent or any member of the Group pending application in accordance with the terms of this Agreement, shall be deducted from the aggregate Debt calculation resulting from this definition. For the avoidance of doubt, all letters of credit, banker’s acceptances or similar credit transactions, including reimbursement obligations in respect thereof are not Debt until they are required to be funded.”

(X)	The definition of “Excess Cashflow” in Clause 23.1 (Financial definitions) shall be amended by inserting the following sentence at the end of the definition:

“For the avoidance of doubt, the cash in hand of the Parent for the purposes of calculating Excess Cashflow shall not include any amounts falling within paragraphs (i), (ii), (v) and (vi) of the definition of Excluded Fundraising Proceeds.”

Part 3

Chronological Application of Future Prepayments Amendment

(I)	Clause 11.3 shall be deleted in its entirety and replaced with the following:

“11.3	Effect of cancellation and prepayment on scheduled repayments and reductions

(a)

If any of the Exposures of Participating Creditors under the Facilities are prepaid in accordance with Clause 12.2 (Voluntary prepayment of Exposures), Clause 13.1 (Disposal, Permitted Fundraising and Permitted Securitisation Proceeds and Excess Cashflow) (other than in relation to sub-paragraph (b)(iv) thereof), Clause 13.3 (Mandatory prepayments: Certificados Bursatiles Reserve) or Clause 13.4 (Mandatory prepayments: Subordinated Optional Convertible Securities Issuance), then such prepayment will be deemed to have been applied in reduction of the amount of the Repayment Instalment for the Repayment Dates falling after that prepayment in reduction of the Repayment Instalments in the chronological order of those Repayment Instalments.

(b)

If any of the Exposures of Participating Creditors under the Facilities are prepaid in accordance with sub-paragraph (b)(iv) of Clause 13.1 (Disposal, Permitted Fundraising and Permitted Securitisation Proceeds and Excess Cashflow), then such prepayment will be deemed to have been applied in reduction of the amount of the Repayment Instalment for the Repayment Dates falling after that prepayment in the following order:

(i)	first, in reduction of the Repayment Instalments falling due on or before 31 December 2011, in the chronological order of those Repayment Instalments; and

(ii)	secondly, following the prepayment in full of all Repayment Instalments falling due on or before 31 December 2011, in the pro rata reduction of all remaining Repayment Instalments.”

Part 4

Subordinated Optional Convertible Securities Amendment

(I)	The following new definitions shall be inserted in alphabetical order in Clause 1.1 (Definitions):

““Cash Collateral Release Amount” means the amount of any cash collateral or margin posted by the Parent or any member of the Group as at the date of this Agreement in respect of an Excluded Position set forth in Annex 1 (Excluded Positions) of Schedule 15 (Hedging Parameters) which has been released to the Parent or any member of the Group upon the replacement of Permitted Security by a Permitted Call Transaction in accordance with paragraph 3 of Schedule 15 (Hedging Parameters) or any cash amounts transferred to any member of the Group in conjunction with the entry into a Permitted Call Transaction.”

““Permitted Call Transaction” has the meaning given to it in sub-paragraph (d) of paragraph 1 of Schedule 15 (Hedging Parameters).”

““Subordinated Optional Convertible Securities” means any Financial Indebtedness incurred by any member of the Group meeting the requirements of paragraph (f)(i) of the definition of Permitted Financial Indebtedness (including that no principal repayments are scheduled (and no call options can be exercised) until after the Termination Date) (which may, for the avoidance of doubt, include a fundraising the proceeds of which are applied in accordance with Clause 13.4 (Mandatory prepayments: Subordinated Optional Convertible Securities Issuance)) the terms of which provide that such indebtedness is capable of optional conversion into equity securities of the Parent and that repayment of principal and accrued but unpaid interest thereon is subordinated (under terms customary for an issuance of such Financial Indebtedness) to all senior Financial Indebtedness of the Parent (including, but not limited to, all Exposures of Participating Creditors) except for: (i) indebtedness that states, or is issued under a deed, indenture, agreement or other instrument that states, that it is subordinated to or ranks equally with any Subordinated Optional Convertible Securities and (ii) indebtedness between or among members of the Group.”.

(II)	Paragraph (q) of the definition of “Permitted Disposal” in Clause 1.1 (Definitions) shall be amended by deleting the current paragraph and replacing it with the following:

“(q)

of shares, common equity securities in the Parent or reference property in connection with the same to the extent that a member of the Group has an obligation to deliver such shares, common equity securities or reference property to any holder(s) of convertible or exchangeable securities falling within paragraph (f)(i) of the definition of Permitted Financial Indebtedness pursuant to the terms of such convertible or exchangeable securities;”.

(III)	Paragraph (d) of the definition of “Permitted Share Issue” in Clause 1.1 (Definitions) shall be amended by deleting the current paragraph and replacing it with the following:

“(d)

an issue of common equity securities of the Parent either (i) by the Parent or (ii) to any member of the Group where the Parent or that member of the Group has an obligation to deliver such shares to the holder(s) of convertible or exchangeable securities falling within paragraph (f)(i) of the definition of Permitted Financial Indebtedness pursuant to the terms of such convertible or exchangeable securities.”.

(IV)

Paragraph (a) of Clause 13.1 (Disposal, Permitted Fundraising and Permitted Securitisation Proceeds and Excess Cashflow) shall be amended by deleting the current paragraph and replacing it with the following:

“(a)	For the purposes of this Clause 13 (Mandatory Prepayment):”.

(V)	The following new definition shall be inserted in alphabetical order in paragraph (a) of Clause 13.1 (Disposal, Permitted Fundraising and Permitted Securitisation Proceeds and Excess Cashflow):

““Subordinated Optional Convertible Securities Proceeds” means the cash proceeds received by any member of the Group from an issuance of Subordinated Optional Convertible Securities after deducting:

(i)

any reasonable expenses which are incurred by the relevant member(s) of the Group with respect to that issuance of Subordinated Optional Convertible Securities (including with respect to any related Permitted Call Transaction) owing to persons who are not members of the Group; and

(ii)

any Tax incurred and required to be paid by the relevant member(s) of the Group with respect to that issuance of Subordinated Optional Convertible Securities or with respect to any related Permitted Call Transaction (as reasonably determined by the relevant member(s) of the Group on the basis of rates existing at the time and taking account of any available credit, deduction or allowance).”.

(VI)

The definition of “Excluded Fundraising Proceeds” in paragraph (a) of Clause 13.1 (Disposal, Permitted Fundraising and Permitted Securitisation Proceeds and Excess Cashflow) shall be amended by inserting the following new paragraphs (vi) and (vii):

“(vi)

subject to Clause 13.4(ii), a Permitted Fundraising falling within paragraph (c) of that definition and applied or to be applied in accordance with Clause 13.4 (Mandatory prepayments: Subordinated Optional Convertible Securities Issuance); and

(vii)

a Permitted Fundraising arising out of or in connection with any Permitted Call Transaction, including, but not limited to, any settlement, disposal, transfer, assignment, close-out or other termination of such Permitted Call Transaction.”.

(VII)

The definition of “Excluded Disposal Proceeds” in paragraph (a) of Clause 13.1 (Disposal, Permitted Fundraising and Permitted Securitisation Proceeds and Excess Cashflow) shall be amended by inserting the following new paragraph (vii):

“(vii)

any cash or other assets arising out of or in connection with any Permitted Call Transaction, including, but not limited to, any settlement, disposal, transfer, assignment, close-out or other termination of such Permitted Call Transaction.”.

(VIII)	The following new Clause 13.4 shall be inserted into the Financing Agreement:

“13.4	Mandatory prepayments: Subordinated Optional Convertible Securities Issuance

The Parent shall ensure that the amount of any Subordinated Optional Convertible Securities Proceeds and the Cash Collateral Release Amount (if any) shall be applied as follows:

(i)	first, the Subordinated Optional Convertible Securities Proceeds shall be applied in payment of any premiums arising under or related to any Permitted Call Transaction; and

(ii)

second, the remaining Subordinated Optional Convertible Securities Proceeds, together with the Cash Collateral Release Amount (if any), shall be applied in accordance with the other provisions of Clause 13 (Mandatory Prepayment) (to the extent applicable) notwithstanding that such proceeds may constitute Excluded Fundraising Proceeds under paragraph (vi) of the definition thereof.”.

(IX)

The definition of “Relevant Convertible/Exchangeable Obligations” in Clause 23.1 (Financial definitions) shall be amended by deleting the current definition in its entirety and replacing it with the following:

““Relevant Convertible/Exchangeable Obligations” means:

(a)

any Financial Indebtedness incurred by any person the terms of which provide that satisfaction of the principal amount owing under such Financial Indebtedness (whether on or prior to its maturity and whether as a result of bankruptcy, liquidation or other default by such person or otherwise) shall occur solely by delivery of shares or common equity securities in the Parent; and

(b)	any Financial Indebtedness under any Subordinated Optional Convertible Securities.”.

(X)	The opening section of paragraph (F) of Clause 24.5 (Negative pledge) shall be amended by deleting the current paragraph and replacing it with the following:

“Security and Quasi-Security existing on the date of this Agreement as described in Schedule 6 (Existing Security and Quasi-Security) (or any replacement of Security or Quasi-Security in accordance with paragraph 3 of Schedule 15 (Hedging Parameters) or any equivalent Security or Quasi-Security for Existing Financial Indebtedness that is a refinancing or replacement of Existing Financial Indebtedness) provided that the principal amount secured thereby is not increased (save that principal amounts secured by Security or Quasi-Security in respect of: […]”.

(XI)	Paragraph (a) of Clause 24.22 (Dividends and share redemption) shall be amended by inserting the following new paragraph under sub-paragraph (iv):

“other than, in each case, in connection with the entry into or performance of obligations or distribution or settlement under any Permitted Call Transaction.”.

(XII)	Paragraph (c) of Clause 24.23 (Existing Financial Indebtedness and Permitted Fundraisings) shall be amended by deleting the current paragraph and replacing it with the following:

“(c)

For the avoidance of doubt, any delivery of shares, common equity securities in the Parent or reference property in connection with the same pursuant to the operation of the terms of any Relevant Convertible/Exchangeable Obligations shall not be restricted by this Clause 24.23.”.

(XIII)	A new Clause 24.34 shall be inserted into the Financing Agreement as follows:

“24.34	Subordinated Optional Convertible Securities Issuance

The Parent shall (and shall ensure that all members of the Group shall) ensure that in relation to any issuance of Subordinated Optional Convertible Securities and any related Permitted Call Transaction, at the time of the issuance of the Subordinated Optional Convertible Securities, the aggregate of (i) the maximum applicable coupon (excluding any amounts payable as a result of or in relation to any withholding tax) on the Subordinated Optional Convertible Securities (expressed as a percentage on an annual basis) plus the premium associated with the Permitted Call Transaction related to those Subordinated Optional Convertible Securities (expressed as a percentage of the aggregate principal amount of such issuance of Subordinated Optional Convertible Securities) divided by (ii) the number of years for which those Subordinated Optional Convertible Securities are issued, will be less than or equal to 10 per cent. per annum.”.

(XIV)	The definition of “Permitted Treasury Transaction” in paragraph 1 of Schedule 15 (Hedging Parameters) shall be amended to include the following new sub-paragraph (d):

“(d)	any call spread or capped call transaction entered into, sold or purchased in connection with any issuance of Subordinated Optional Convertible Securities (each, a “Permitted Call Transaction”).”

(XV)	Paragraph 3 of Schedule 15 (Hedging Parameters) shall be amended by deleting the current paragraph and replacing it with the following:

“3.

The total amount of collateral or margin posted as of the date of this Agreement in respect of each Excluded Position or Permitted Non-Bank Commodity Contract is Permitted Security or Quasi-Security (as the case may be) as described in Schedule 6 (Existing Security and Quasi-Security) to this Agreement provided that such collateral or margin was posted in accordance with the Derivatives Side Letter. No Obligor will (and the Parent will procure that no members of the Group will) post additional collateral or margin in respect of an Excluded Position or a Permitted Non-Bank Commodity Contract for which collateral or margin is already posted, or any collateral or margin in respect of any other Treasury Transaction, except as permitted under paragraphs (K) and (O) of the definition of Permitted Security set out in Clause 24.5 (Negative pledge) of this Agreement. Notwithstanding the foregoing, members of the Group may replace collateral or margin posted as of the date of this Agreement in respect of an Excluded Position as described in Schedule 6 (Existing Security and Quasi-Security) with a Permitted Call Transaction for the purpose of obtaining a Cash Collateral Release Amount, provided any amount of collateral or margin posted at any time in connection with such Excluded Position in excess of the amount described in Schedule 6 (Existing Security and Quasi-Security) in respect of such Excluded Position complies with paragraphs (K) and (O) of the definition of Permitted Security in Clause 24.5 (Negative pledge) of this Agreement.”.

Part 5

Permitted Joint Venture Amendment

(I)

Sub-paragraphs (b)(ii) and (b)(iii) of the definition of “Permitted Joint Venture” in Clause 1.1. (Definitions) shall be amended by deleting the current sub-paragraphs in their entirety and replacing them with the following, with such amendments to be effective from 1 January 2010:

“(ii)	in any Financial Year of the Parent, the aggregate of:

(1)	all amounts subscribed for shares in, lent to, or invested in all such Joint Ventures by any member of the Group;

(2)	the contingent liabilities of any member of the Group under any guarantee given in respect of the liabilities of any such Joint Venture; and

(3)	the market value of any assets transferred by any member of the Group to any such Joint Venture,

minus

(4)

from and including 1 January 2010, an amount up to, but not exceeding, $100,000,000 (or its equivalent in other currencies) in any Financial Year that represents all cash amounts received by any member of the Group (i) relating to dividends, repayment of loans or distributions of any other nature in respect of any such Joint Ventures in that Financial Year and (ii) as a result of or in relation to any disposals of shares, interests or participations, divestments, capital reductions or any similar decreases of interest in any such Joint Ventures in that Financial Year, does not exceed $100,000,000 (or its equivalent in other currencies) or such greater amount as the Administrative Agent (acting on the instructions of the Majority Participating Creditors) may agree (such amount being the “Joint Venture Investment”); and

(iii)	the Parent has (by written notice to the Administrative Agent prior to the end of the Financial Year in which the investment is made) designated the Joint Venture Investment as counting against:

(1)	paragraph (k) of the definition of Permitted Acquisition; or

(2)	the maximum amount of Capital Expenditure permitted in that Financial Year under paragraph (c) of Clause 23.2 (Financial condition).”.

(II)

Paragraph (k) of the definition of “Permitted Acquisition” in Clause 1.1. (Definitions) shall be amended by deleting the first reference in such paragraph to “Permitted Joint Ventures” and replacing it with the words “Joint Venture Investment”.

(III)	The following new definition shall be inserted in alphabetical order in Clause 1.1 (Definitions):

““Joint Venture Investment” has the meaning given to such term in sub-paragraph (b)(ii) of the definition of Permitted Joint Venture.”.

Part 6

Miscellaneous amendments

In relation to the definition of “Permitted Financial Indebtedness” in Clause 1.1. (Definitions), the following paragraph, which immediately follows sub-paragraph (f)(ii)(B) of that definition, shall be indented so that such paragraph is moved to be aligned with sub-paragraphs (A) and (B) of sub-paragraph (f)(ii):

“provided that no principal repayments are scheduled (and no mandatory prepayment obligations arise save as a result of unlawfulness affecting a creditor in respect of such loan facility) in respect thereof until after the Termination Date,”

SIGNATURES

The Parent

CEMEX, S.A.B. de C.V. (for itself and as agent on behalf of each Obligor)

By:	/s/ Rodrigo Treviño

The Administrative Agent

CITIBANK INTERNATIONAL PLC (for itself and as agent on behalf of the Finance Parties)

By:	/s/ Trevor Laflin

Trevor Laflin